Exhibit 10.1

LEAPFROG ENTERPRISES, INC.

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement (“Amendment”), dated as of December 31, 2006, is entered into by and between LeapFrog Enterprises, Inc. (the “Company”), and Thomas J. Kalinske, an individual (“Executive”), (collectively, the “Parties”).

WHEREAS, the Parties entered into that certain Employment Agreement dated July 3, 2006 (the “Employment Agreement”), a copy of which is attached hereto as Exhibit A;

WHEREAS, the Employment Agreement replaced that certain Employment Agreement dated April 20, 2004 (the “2004 Employment Agreement”); and

WHEREAS, the Parties mutually wish to modify certain provisions of, and delete certain provisions from, the Employment Agreement and to reflect the existence of certain compensation and benefits under the Employment Agreement that are not subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the Parties agree as follows:

1. EMPLOYMENT AGREEMENT. This Amendment amends and supersedes the Employment Agreement only as specifically provided herein. This Amendment and the Employment Agreement shall be taken together and construed as one agreement, except that when the terms of this Amendment conflict with the terms of the Employment Agreement, this Amendment shall be controlling. Unless specifically defined in this Amendment, capitalized terms shall be given the definition ascribed to them in the Employment Agreement.

2. MODIFICATION OF TERMS. The Parties agree that the Employment Agreement shall be modified as follows:

2.1 Modification of Employment Term.

2.1.1 Termination Date. Executive and the Company agree that Executive’s employment with the Company in all capacities (and the Employment Term) shall end effective December 31, 2006 (the “Termination Date”). Executive shall continue to perform all of his duties, obligations and responsibilities with the Company through the Termination Date, in good faith, and to the best of his abilities. Executive shall continue to receive Base Compensation and benefits for his employment service consistent with the terms set forth in Section 2.1 (“Base Compensation and Bonus”) and Section 2.3 (“Other Benefits”) of the Employment Agreement.

2.1.2 Final Compensation and Expense Reimbursements. On the Termination Date, Executive will be paid all accrued but unpaid Base Compensation, and all accrued but unused vacation earned through the Termination Date, less applicable

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payroll deductions and required withholdings. Executive’s Guaranteed Bonus for the 2006 calendar year shall be paid on or before February 15, 2007 on the terms set forth in Section 2.2.1 of the Employment Agreement. Within thirty (30) days after the Termination Date, Executive agrees to submit his final documented expense reimbursement statement reflecting all business expenses incurred through the Termination Date, if any, for which he seeks reimbursement. The Company will reimburse Executive for these expenses pursuant to its regular business practices and procedures. Except as expressly provided in this Amendment, Executive shall not be entitled to receive any salary commissions, bonuses, severance, equity, vesting or any other form of compensation or benefit from the Company after the Termination Date other than any vested benefits to which he may be entitled pursuant to the written terms of any applicable ERISA benefit plan (e.g., 401(k) plan).

2.1.3 Continuing Board Service. Notwithstanding any provisions of Section 1.1 (“Position, Duties, Responsibilities, Authority”) of the Employment Agreement to the contrary, Executive’s continuing service as a member of the Company’s Board of Directors (the “Board”) pursuant to the Certificate of Incorporation and Bylaws of the Company and applicable law and his “Vice Chairman” title in connection with such Board service shall not be affected this Amendment. Executive shall not receive any cash compensation for his Board service; however, Executive’s stock options will continue to be governed by (and will continue to vest in accordance with) the terms and conditions of the instruments evidencing such options and any plans under which they were issued.

2.1.4 Post-Employment Benefits. Provided Executive enters into this Amendment and allows it to become effective by its terms, the Company shall provide Executive with the following benefits:

(a) Compensation Continuation. From January 1, 2007 through April 28, 2008 (the “Continuation Period”), Executive shall receive Salary Continuation Payments, paid on the Company’s customary payroll pay dates. The “Salary Continuation Payments” shall be $46,875 per month for the first six (6) months of the Continuation Period, and $50,500 per month for the remainder of the Continuation Period, subject to applicable payroll deductions and withholdings. Of the foregoing payments, $46,875 per month payable for the first twelve (12) months in 2007 represents the severance benefit under the 2004 Employment Agreement that was not subject to Section 409A of the Code and was carried forward under the Employment Agreement (the “Grandfathered Benefit”). The balance of the foregoing payments represents the amount that is subject to Section 409A of the Code (the “Non-Grandfathered Benefit”) and does not commence until after the first six (6) months of the Continuation Period. Accordingly, the Grandfathered Benefit will be payable without delay following the effectiveness of this Amendment, while the Non-Grandfathered Benefit will be payable, at the earliest, commencing on the date that is six (6) months following the Termination Date.

(b) COBRA Reimbursements. Provided Executive timely elects to continue his health insurance coverage after the Termination Date, the Company

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will reimburse Executive for all premiums necessary to maintain his health insurance coverage as of the Termination Date (for himself, spouse and/or any covered dependents) in effect through the end of the Continuation Period or until such earlier date as Executive becomes eligible for group health insurance through a subsequent employer (the “COBRA Reimbursements”). Executive agrees to immediately notify the Company in writing as soon as he becomes eligible for health insurance coverage through a subsequent employer. The COBRA Reimbursements will be paid in installments simultaneously with the Salary Continuation Payments. Notwithstanding the foregoing, (i) the COBRA Reimbursements for the first six (6) months of the Continuation Period shall be at the level that would have been in effect had Executive’s employment terminated on December 31, 2004, thereby reflecting the existence of such reimbursement obligation under the 2004 Employment Agreement and its grandfathered status with respect to Section 409A of the Code; and (ii) the COBRA Reimbursements shall be increased immediately following the first six (6) months of the Continuation Period to reflect the actual cost of such coverage at such time, and the difference between the amount reimbursed during the first six (6) months of the Continuation Period and the actual cost of such coverage during such period.

(c) Office Use. The Company will permit Executive to continue to use his Company-provided office space from the Termination Date until February 28, 2008. Executive’s associated Company-provided voicemail and email boxes shall also remain in effect until February 28, 2008, at which time those voicemail and email systems will be permanently disabled. Executive shall abide by all policies and procedures governing the use of the Company’s facilities, voicemail and email systems and Company equipment, as may be in effect from time to time, in connection with his use of the office space and resources as provided herein (the “Office Benefit”).

2.1.5 Deletion of Provisions. The Parties agree that the benefits set forth in Section 2.1.2, Section 2.1.3, and 2.1.4 of this Amendment set forth the exclusive benefits Executive may be eligible to receive during the remainder of and after the Employment Term, and entirely supersede and replace the benefits set forth in the following provisions of the Employment Agreement (which shall be deleted in their entirety): Section 2.2.2 (“Incentive Bonus”), Section 3.2 (“Termination By Death”) Section 3.3 (“Termination Upon Permanent Disability”), Section 3.4 (“Termination By Executive”), Section 3.5 (“Termination By the Company for Cause”), Section 3.6 (“Compensation and Benefits Upon Termination”), Section 3.7 (“Compensation Payable in the Event of a Change in Control”), Section 3.8 (“Definition of Good Reason”) and Section 4 (“Business Expenses”).

2.1.6 Release of Claims.

(a) General Release. In exchange for the Salary Continuation Payments, COBRA Reimbursements and Office Benefit to be provided to Executive hereunder, Executive hereby generally and completely releases the Company and its parent or subsidiary entities, successors, predecessors and affiliates, and each of such entities’ directors, officers, employees, shareholders, agents, attorneys, insurers, affiliates and assigns, from any and all claims, liabilities and obligations, both known and

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unknown, that arise from or are in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date Executive signs this Amendment. This general release includes, but is not limited to: (a) all claims arising out of or in any way related to Executive’s employment with the Company or the termination of that employment relationship and Executive’s activities as an officer and/or director of the Company; (b) all claims related to compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance payments, fringe benefits, stock, stock options, or any other ownership or equity interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing, including claims arising out or in any way related to the Employment Agreement; (d) all tort claims, including but not limited to claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990 (as amended), the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), the federal Worker Adjustment and Retraining Notification Act, the California Fair Employment and Housing Act (as amended), and the California Labor Code. Executive represents that he has no lawsuits, claims or actions pending in his name, or on behalf of any other person or entity, against the Company or any other person or entity subject to the release granted in this Section. Notwithstanding the foregoing, nothing in this Section shall release the Company from (i) any obligation it may have indemnify Executive for acts within the course and scope of his employment with the Company, or (ii) any obligation undertaken by the Company in this Amendment or the Employment Agreement.

(b) ADEA Waiver. Executive acknowledges that he is knowingly and voluntarily waiving and releasing any rights he have under the ADEA, and that the consideration given for the waiver and releases Executive has given in this Amendment is in addition to anything of value to which Executive was already entitled. Executive further acknowledges that he has been advised, as required by the ADEA, that: (a) his waiver and release do not apply to any rights or claims that arise after the date he signs this Amendment; (b) Executive should consult with an attorney prior to signing this Amendment (although Executive may choose voluntarily not to do so); (c) Executive has twenty-one days to consider this Amendment (although he may choose voluntarily to sign it sooner); (d) Executive shall have seven (7) days following the date Executive signs this Amendment to revoke this Amendment (in a written revocation sent to the Company’s General Counsel); and (e) this Amendment will not be effective until the date upon which the revocation period has expired, which will be the eighth day after Executive signs it (the “Effective Date”).

(c) Section 1542 Waiver. In giving the releases set forth in this Amendment, which include claims which may be unknown to Executive at present, Executive acknowledges that he have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his

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settlement with the debtor.” Executive hereby expressly waives and relinquishes all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to the releases granted herein, including but not limited to the release of unknown and unsuspected claims granted in this Amendment.

(d) Representations. By signing this Amendment, Executive represents that he has received all leave and leave benefits and protections for which Executive was eligible during the Employment Term, pursuant to the Family and Medical Leave Act or otherwise, and that Executive has not suffered any on-the-job injury or accident during the Employment Term for which he has not already filed a claim.

3. ENTIRE AGREEMENT. This Amendment, along with the Employment Agreement and Executive’s Proprietary Information Agreement, contains the entire agreement between the parties and constitutes the complete, final and exclusive embodiment of their agreement, with respect to the subject matter therein. This Amendment is executed without reliance upon any promise, warranty or representation, written or oral, by any party or any representative of any party other than those expressly contained herein and it supersedes any other such promises, warranties or representations. Each Party has carefully read this Amendment, and has been advised of its meaning and consequences by his or its respective attorney, and has signed the same of his or its own free will. This Amendment may not be amended or modified except in a writing signed by Executive and a duly authorized officer of the Company.

IN WITNESS WHEREOF, the parties have duly authorized and caused this Amendment to be executed as of the date first written above.

LEAPFROG ENTERPRISES, INC.

By:	/s/ William Chiasson
Name:	William Chiasson
Title:	Chief Financial Officer

Date: December 29, 2006

THOMAS KALINSKE

/s/ Thomas Kalinske

Date: January 5, 2007

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EXHIBIT A

EMPLOYMENT AGREEMENT

Incorporated by reference to Exhibit 10.3 to Current Report on Form 8-K filed by LeapFrog Enterprises, Inc. on July 10, 2006.